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                                                                  EXHIBIT 10.13

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                           MEMORANDUM OF UNDERSTANDING


         This Agreement of Principal Terms is entered into this 29th of October 2001 between China Electronics Corporation ("CEC"), a state-owned enterprise directly administered by the State Council of China whose registered address is No. 27 Wan Shou Road, Beijing, China P.C 100846 and SpatiaLight, Inc. ("SpatiaLight"), a New York Corporation having a principal place of business at 9 Commercial Blvd., Suite 200, Novato, California 94949, United States of America (CEC and SpatiaLight are sometimes referred individually as a "party" and jointly as "parties").

                                     WHEREAS

     (a) SpatiaLight is the creator, developer and manufacturer of an active matrix liquid crystal on silicon microdisplay device having an active matrix of 1280 pixels by 1024 pixels (or 5 by 4 format) or 1280 pixels by 720 pixels (or 16 by 9 format) ("LCOS chip"). When the LCOS chips are fitted onto a light engine, it may be utilized in display application products such as high definition televisions and home screen projection systems. As used elsewhere in this Agreement, the term "Display Unit(s)" refers to three (3) SpatiaLight LCOS chips fitted onto a light engine designed by SpatiaLight and Fuji Photo Optical Company ("Fuji") and manufactured by Fuji.

     (b) CEC is a leading Chinese electronics manufacturer who intends to enter the market of LCOS television sets using SpatiaLight's proprietary LCOS chips fitted in the Display Unit.

     (c) CEC has entered into a full Non-disclosure Agreement with SpatiaLight dated 29th October 2001 ("Non-disclosure Agreement") and is fully bound by the terms and conditions set forth in that Agreement.

     (d) SpatiaLight wishes to enter into this Agreement and assist CEC in developing the Chinese market for LCOS televisions using SpatiaLight's proprietary technology.

     (e) The parties recently had friendly and constructive meetings between their representatives in China and have recognized that each could benefit in important ways by working together.

     (f) To help further discussions and co-operation, the parties have agreed to the following principals terms.

     NOW, THEREFORE, the parties hereto agree, as follows:

         1. Representations: Each of CEC and SpatiaLight, hereby warrants and represents to the other, as follows:

         (a) that it is a legal person validly existing in its jurisdiction of establishment;

         (b) that it has the full power and authority to enter into this Agreement and perform its contractual obligations; that its representative who is signing this Agreement has been authorized to do so pursuant to a valid power of attorney or board of directors' resolution.

         2. SpatiaLight will furnish CEC with two (2) prototypes LCOS TVs within __ days of receiving agreement from the Chinese authorities specified in Section 3, below. SpatiaLight will also provide a further eight (8) prototypes to CEC in two stages. The delivery of these prototypes will be agreed upon subsequently between the two parties. CEC will pay for these eight (8) prototypes at SpatiaLight's cost. CEC will have the



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use of the prototypes for a period of _________________ months ("Test Period")
from the acknowledged receipt of the prototypes. During the Test Period, CEC will use its best efforts to develop prototype projection television sets using the Display Units.

         (a) During the Test Period, SpatiaLight will provide technical assistance to CEC to make and test prototype LCOS televisions using the Display Units to meet the technical criteria established by CEC and SpatiaLight, jointly.

         (b) If the prototype LCOS televisions meet the specified technical criteria at the end of the Test Period, CEC shall enter into a definitive Purchase Order Agreement with SpatiaLight on a mutually agreeable form, and CEC will set up or transform its existing production capacity into a production line with a target annual capacity of 200,000 to 300,000 LCOS rear projection TVs. The Purchase Order Agreement shall conform to the following: (i) in the 1st year of production, an initial minimum order of 2,000 Display Units, (ii) in the 2nd year of production, a minimum order of 60,000 Display Units, and (iii) in the 3rd year of production, orders ranging from a minimum of 200,000 Display Units up to a maximum of 300,000 Display Units. The purchase price for the Display Units shall be based on quantity, as follows: (i) for an order of 2,000 Display Units, the price per Display Unit will be US$______, (ii) for an order of 60,000 Display Units, the price per Display Unit which based on current market conditions is estimated to be US$1600 (excluding import tariffs and VAT). The actual price will be determined in the Purchase Order Agreement, (iii) for any order over 120,000 Display Units, the price per Display Unit will be determined mutually based upon market conditions prevailing at that time. The terms of payment shall be internationally acceptable methods of payment acceptable to SpatiaLight and CEC. The Purchase Order Agreement shall also provide that Display Units will be delivered to CEC within 150 days of the receipt of CEC's irrevocable order.

         (c) If the prototype LCOS televisions do not meet the specified technical criteria at the end of the Test Period, CEC shall return the ten (10) prototype Display Units and all confidential technology, data and know-how shall be either destroyed or kept confidential in accordance with the terms of the Non-disclosure Agreement. SpatiaLight will return 50% of the payment made to it by CEC in relation to the further 8 prototypes as referred to in paragraph 2 above.

         3. Within ten days of the execution of this Agreement, CEC will notify SpatiaLight that it has the necessary agreement to this Agreement from the relevant Chinese authorities.

     OTHER ISSUES

         In relation to the desire of both CEC and SpatiaLight to develop their commercial relationship beyond the foregoing the following is also agreed.

         4. [Confidential material redacted and filed separately with the Commission.]

         5. [Confidential material redacted and filed separately with the Commission.]

         6. During the period that SpatiaLight is working with CEC and providing it with trade secrets, technical and other assistance for the development of LCOS TVs, CEC, its officers, directors and employees shall not, directly or indirectly, work with any competitor of SpatiaLight.

         7. The Governing law for this Agreement of Principal Terms shall be that of the People's Republic of China.

Signed on behalf of CEC                   Signed on behalf of SpatiaLight

Name:    \s\SU ZHENMING                   Name:   \s\ROBERT A. OLINS
      ------------------------------            -----------------------------
         Su Zhenming                               Robert A. Olins

Title:   Vice President                   Title:   Chief Executive Officer




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